UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 25, 1998


                   TRICO MARINE SERVICES, INC.
     (Exact name of Registrant as specified in its charter)


  Delaware                         0-28316                  72-1252405
(State or other jurisdiction  (Commission File Number)    (IRS Employer
     of incorporation)                                  Identification No.)



                      250 North American Court
                      Houma, Louisiana  70363
         (Address of principal executive offices)(Zip Code)



                         (504) 851-3833
      (Registrant's telephone number, including area code)


                         Not applicable
 (Former name or former address, if changed since last report.)


Item 5.  Other Events.

     On March 15, 1998, the Bass River, a 180-foot supply boat owned by a wholly-owned subsidiary of the Registrant, was struck by a 220-foot supply boat owned by Alpha Marine Services, L.L.C. The collision occurred in the Gulf of Mexico approximately 10 miles south of Port Fourchon, Louisiana. As a result of the collision, the Bass River sustained substantial damage and
capsized.   An  investigation into the cause of the collision  is
being conducted by the Registrant and appropriate governmental authorities.

     Of the six crewman and one passenger on board the Bass River at the time of the collision, four crewmen were rescued and two crewmen and the passenger died.

     As a result of the collision, the vessel may have leaked small amounts of fuel and liquid drilling mud, but as a result of
steps  taken  by  the  Registrant   and  high  sea  levels,   the
Registrant does not expect to incur significant environmental related costs or liabilities as a result of the collision that are not covered by insurance.

     The vessel is insured for $5.6 million, and any property damage, personal injury, environmental response or related claims against the Registrant as a result of the collision are, subject to standard deductions, fully covered by insurance.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRICO MARINE SERVICES, INC.


                              By:       /s/ Victor M. Perez
                                            Victor M. Perez
                                Vice President and Chief Financial Officer

Dated:  March 25, 1998